Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Snap Inc. for the registration of its Class A Common Stock, Preferred Stock, Debt Securities and Warrants and to the incorporation by reference therein of our report dated February 21, 2018, with respect to the consolidated financial statements of Snap Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
May 1, 2018